Exhibit 99.1

FOR IMMEDIATE RELEASE                                         Contact:                  Rob Kukla, Jr.
December 20, 2011                                                                                              Director, Investor Relations
713-753-5082

Sharon Bolen
Director, Administration
713-753-7615

KBR ANNOUNCES 2012 EARNINGS GUIDANCE

HOUSTON, Texas - KBR Inc. (NYSE:KBR) announced today that the company’s guidance for estimated earnings per diluted share is in the range of $2.45 to $2.80 for the fiscal year 2012.

KBR’s full year 2012 general and administrative expense guidance is between $240 million to $250 million and capital expenditure guidance is approximately $100 million. Included in these guidance figures is an estimated $20 million to $25 million of expense and $60 million to $65 million of capital for a new ERP system.

As previously announced at KBR’s Analyst & Investor Day in November of 2011, KBR anticipates full year 2012 revenue between $300 million to $500 million for the LogCAP project as well as an estimated 28% overall effective tax rate.

“I am pleased with the current outlook for KBR’s businesses in 2012. We are excited about the series of project opportunities in front of us and feel we have the flexibility within our company to manage around the timing uncertainties in the market today,” said Bill Utt, KBR Chairman, President and CEO. “Since becoming a public company in 2006, the eventual decline in LogCAP revenues created some uncertainties surrounding KBR’s volumes and profitability. We feel that with our current level of expected LogCAP revenues we have successfully managed this transition.”

KBR is a global engineering, construction and services company supporting the energy, hydrocarbon, government services, minerals, civil infrastructure, power, industrial, and commercial markets. For more information, visit www.kbr.com.

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